SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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General Motors Company

(Name of Registrant as Specified In Its Charter)

Greenlight Capital, Inc.

Greenlight Capital, L.P.

DME Advisors, LP,

DME Advisors GP, LLC

DME Capital Management, LP

Greenlight Capital Qualified, LP

Greenlight Capital (Gold), LP

Greenlight Capital Offshore Partners

Greenlight Capital Offshore Master (Gold), Ltd.

Greenlight Masters, LLC

Greenlight Masters Partners

David Einhorn

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 28, 2017, Greenlight Capital, Inc. (“Greenlight”) issued a press release to shareholders of General Motors Company (the “Company”) including a link to a presentation regarding the Company. A copy of the press release is filed herewith as Exhibit 1 and a copy of the presentation is filed herewith as Exhibit 2.

Information regarding participants in Greenlight’s solicitation of proxies of the shareholders of the Company in connection with the 2017 annual meeting of shareholders is filed herewith as Exhibit 3.

Exhibit 1

GREENLIGHT CAPITAL PROPOSES GM CHANGE CAPITAL STRUCTURE TO UNLOCK

SUBSTANTIAL SHAREHOLDER VALUE

Proposed Structure Would Split Common Stock into Two Separate Classes

Releases Presentation Regarding Plan’s Strategic Merits and Rationale

NEW YORK – March 28, 2017 – Greenlight Capital, Inc. (“Greenlight”) today announced a Plan that it believes would unlock substantial value for General Motors Co. (NYSE: GM) (the “Company”) shareholders without changing GM’s business strategy, capital allocation priorities or financial policy. The Plan would split GM’s common stock into two classes: one that would receive the current dividends and one that would participate in the remaining earnings and cash flows and future growth of the Company.

A presentation regarding the Plan’s strategic merits and rationale is available for download at www.greenlightcapital.com.

David Einhorn, President of Greenlight, said: “As significant, long-term shareholders, we believe in GM’s strong earnings potential. Our Plan would unlock significant value and lower GM’s cost of capital. It would provide the Company complete strategic flexibility without adding any default, refinancing, or balance sheet risk. We encourage our fellow GM shareholders to carefully review the presentation and to urge GM’s management and Board to adopt this compelling Plan.”

Strategic Rationale

Greenlight believes that adopting this Plan would lower GM’s cost of capital, improve its financial flexibility, and unlock between $13 billion and $38 billion of shareholder value.

The Company’s diverse shareholder base currently consists of a mix of value-focused and income-oriented investors united by their confidence in GM’s prospects, but with different investment objectives. The disparity in investment objectives has led to a sub-optimal shareholder base.

At its current trading value, the Company’s price/earnings ratio is approximately 5.6x and ranks as the lowest price/earnings ratio among all S&P 500 companies. GM’s shares trade at a 4.4% dividend yield despite a 24% dividend payout ratio. The shares are barely above the 2010 IPO price despite strong operating results and an equity bull market. Accordingly, GM has failed to create much long-term shareholder value. GM can fix this.

The Plan involves the creation of two classes of common stock. The two classes, which would trade separately, would have the following characteristics:

•	The Dividend Shares: GM would continue to pay quarterly dividends at the current annual rate of $1.52 per share, but the dividends would now be paid on the “Dividend Shares” instead of the existing common stock. The Dividend Shares would be distributed to GM’s existing shareholders at no cost. The Dividend Shares would appeal to yield-focused investors.

•	The Capital Appreciation Shares: GM would grant its existing common stock the majority of the voting rights and participation in the rest of the Company’s earnings, cash flows, share buybacks and future growth. The Capital Appreciation Shares would appeal to and be valued appropriately by investors focused on GM’s growth prospects.

About Greenlight Capital, Inc.

Greenlight Capital, Inc. (“Greenlight”), founded in 1996, is a value-oriented investment advisor that primarily invests and trades in long and short publicly listed equity securities, as well as distressed debt when cyclically attractive. Greenlight seeks to achieve capital appreciation by buying securities with trading values materially lower than their intrinsic values and by selling short securities with trading values materially higher than their intrinsic values. Greenlight aims to achieve high absolute rates of return while minimizing the risk of capital loss.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, GREENLIGHT CAPITAL, INC. AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.

Media Contacts:

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170

Exhibit 2

March 28, 2017

Unlocking Value at GM:
Two Classes of Common Shares

GREENLIGHT

Disclaimer

This presentation, the materials contained herein, and the views expressed herein (the "Presentation") are for discussion and general informational purposes only. This Presentation does not have regard to the specific investment objective, financial situation, suitability, or the particular need of any specific person who may receive this presentation, and should not be taken as advice on the merits of any investment decision. In addition, this Presentation should not be deemed or construed to constitute an offer to sell or a solicitation of any offer to buy any security described herein in any jurisdiction to any person, nor should it be deemed as investment advice or a recommendation to purchase or sell any specific security.

THE MATERIALS IN THIS PRESENTATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY INTERESTS IN ANY FUND MANAGED BY GREENLIGHT CAPITAL OR ANY OF ITS AFFILIATES. SUCH AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY INTERESTS MAY ONLY BE MADE PURSUANT TO DEFINITIVE SUBSCRIPTION DOCUMENTS BETWEEN A FUND AND AN INVESTOR. The views expressed herein represent the current opinions as of the date hereof of Greenlight Capital, Inc. ® and its affiliates (collectively, "Greenlight") and are based on publicly available information regarding General Motors Company ("General Motors" or "GM"). Certain financial information and data used herein have been derived or obtained from, without independent verification, public filings, including filings made by GM with the Securities and Exchange Commission ("SEC") and other sources. Greenlight shall not be responsible for or have any liability for any misinformation contained in any SEC filing, any third party report, or this Presentation. All amounts, market value information, and estimates included in this Presentation have been obtained from outside sources that Greenlight believes to be reliable or represent the best judgment of Greenlight as of the date of this Presentation. Greenlight is an independent company, and its opinions and projections within this presentation are not those of General Motors and have not been authorized, sponsored, or otherwise approved by General Motors.

The information contained herein, especially information relating to the potential impact of GM Dividend Shares, reflects projections, market outlooks, assumptions, opinions and estimates made by Greenlight Capital as of the date hereof and therefor constitutes forward-looking statements which are subject to change without notice at any time. Such forward-looking statements are based on certain assumptions and involve certain risks and uncertainties, including risks and changes affecting industries generally and GM specifically. Given the inherent uncertainty of projections and forward-looking statements, you should be aware that actual results may differ materially from the projections and other forward-looking statements contained herein due to reasons that may or may not be foreseeable.

Therefore, Greenlight does not represent that any opinion or projection will be realized, and Greenlight offers no assurances as to the price of General Motors securities in the future. While the information presented herein is believed to be reliable, no representation or warranty is made concerning the accuracy of any data presented, the information or views contained herein, nor concerning any forward-looking statements.

Greenlight has an economic interest in the price movement of the securities discussed in this presentation, but Greenlight's economic interest is subject to change without notice.

GM and the GM logo are registered trademarks of General Motors and its subsidiaries. GREENLIGHT® and GREENLIGHT CAPITAL, INC. with the star logo are registered trademarks of Greenlight Capital, Inc. or affiliated companies in the United States, European Union and other countries worldwide. All other trade names, trademarks, service marks, and logos within this presentation are the property of their respective owners who retain all proprietary rights over their use.

This presentation may not be reproduced without prior written permission from Greenlight. The information contained within the body of this presentation is supplemented by footnotes which identify Greenlight's sources, assumptions, estimates, and calculations. This information contained herein should be reviewed in conjunction with the footnotes.

Greenlight Capital, Inc.®

1

Introduction

- Greenlight Capital is a value-oriented, research-driven investment management firm
  - Greenlight is a long-term holder of GM stock
  - We believe in GM's prospects and the opportunity for long-term value creation

Greenlight Capital, Inc.®
2

Introduction (cont.)

- GM's stock is not fairly valued today
  - Despite fundamentally strong operations, the stock trades at a significant discount to intrinsic value
  - The current P/E (price-to-earnings) multiple (5.6x) is the lowest in the S&P 500
  - The dividend yield (4.4%) is very high relative to the overall market and to GM's conservative payout ratio (24%)
  - However, GM's dividend is not respected by the market
  - GM's investor base has a suboptimal combination of yield-oriented and value-focused shareholders with divergent investment objectives

Greenlight Capital, Inc.®

3

Where Are We Today?

Despite strong operating performance . . .

51% Growth
$13.0
$12.0
$11.0
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
Adjusted EBIT ($ in billions)
Management guidance for 2017 to be flat to up vs. 2016(1)
2011
2012
2013
2014
2015
2016
2017E

(1) GM 2016 10-K, page 21
Source: Public Filings

Greenlight Capital, Inc.®
4

Shareholders Are Still Awaiting Upside

. . . Shareholders have not been rewarded since the 2010 IPO, despite an equity bull market

S&P 500 (^SPX) - Cumulative Total Return
General Motors Company (NYSE:GM) - Cumulative Total Return
127%
20%
160%
120%
80%
40%
0%
-40%
-80%
Nov-10
Feb-11
May-11
Aug-11
Nov-11
Feb-12
May-12
Aug-12
Nov-12
Feb-13
May-13
Aug-13
Nov-13
Feb-14
May-14
Aug-14
Nov-14
Feb-15
May-15
Aug-15
Nov-15
Feb-16
May-16
Aug-16
Nov-16
Feb-17

Source: Bloomberg, as of March 27, 2017

Greenlight Capital, Inc.®

5

GM's Valuation Conundrum

GM trades at the lowest P/E ratio among the S&P 500 . . .

Lowest P/E Ratio Stocks	P/E Ratio 2017E
General Motors Co	**5.6x[1]**
Mallinckrodt PLC	5.9x
Micron Technology Inc	6.9x
Ford Motor Co	7.2x
Chesapeake Energy Corp	7.4x
Navient Corp	7.7x
Mylan NV	7.8x
Gilead Sciences Inc	8.2x
Xerox Corp	8.4x
Macy's Inc	8.5x
Bed Bath & Beyond Inc	8.5x
LyondellBasell Industries NV	8.9x
Delta Air Lines Inc	9.0x
Michael Kors Holdings Ltd	9.1x
Goodyear Tire & Rubber Co/The	9.1x
S&P 500 Average[5]	**21.8x**

. . . and GM has an outsized dividend yield relative to its conservative payout ratio

Highest Yielding Stocks[2]	Dividend Yield 2017E	Payout Ratio 2017E
General Motors Co	**4.4%[3]**	**24.3%[4]**
Xerox Corp	3.7%	31.4%
LyondellBasell Industries NV	3.8%	34.0%
Navient Corp	4.6%	35.5%
Ford Motor Co	5.5%	40.1%
AES Corp/VA	4.3%	45.4%
Gap Inc/The	4.0%	46.3%
QUALCOMM Inc	3.8%	46.7%
AbbVie Inc	3.9%	47.0%
Macy's Inc	5.6%	47.5%
Invesco Ltd	3.9%	48.9%
Exelon Corp	3.6%	49.1%
Pfizer Inc	3.8%	50.1%
Seagate Technology PLC	5.1%	50.7%
International Paper Co	3.7%	51.1%
S&P 500 Average	**2.0%**	**43.2%[6]**

Note: Ratios and calculations shown above based on fiscal year 2017 consensus estimates for non-GM companies, except for companies that have disclosed fiscal year 2017 actual results (ratios for The Gap and Macy's are based on fiscal year ending January 2018 consensus estimates)
(1) Based on the midpoint of management guidance of $6.25 2017 EPS
(2) Reflects lowest payout ratios among S&P 500 companies with dividend yields of 3.5% or higher
(3) Based on current annual dividend of $1.52 per share
(4) Based on current annual dividend of $1.52 per share and the midpoint of management guidance of $6.25 2017 EPS
(5) Excludes P/E multiples greater than 100.0x
(6) Excludes payout ratios less than 0.0% and greater than 600.0%
Source: Bloomberg, as of March 27, 2017

Greenlight Capital, Inc.®
6

Plan to Unlock Value

- We believe there is a solution to unlock value that does not affect GM's underlying operations or financial flexibility
  - GM should distribute, on a tax-free basis, a second class of common stock that we call the "Dividend Shares"
    - The Dividend Shares would be entitled to today's dividend ($1.52 per year)
    - The Dividend Shares would trade separately from the existing common stock
  - The existing common stock (the "Capital Appreciation Shares") would be entitled to the earnings in excess of dividends declared on the Dividend Shares, including all future growth

Creating two classes of common stock will unlock GM's value by forcing the market to appropriately value the dividend and give credit for GM's earnings potential

Greenlight Capital, Inc.®

7

Our Proposed Solution: Creating Two Classes of Common Stock

Common Stock

Ticker: GM

Tax-Free, One-for-One Distribution to Current Shareholders

New Shares →

The Dividend Shares

- Entitled to a $1.52 per share dividend (consistent with GM's current dividend)
- Dividends are received ahead of distributions to Capital Appreciation Shares
- Appeal to yield-oriented investors

Ticker: GMD[(1)]

Existing Shares →

The Capital Appreciation Shares

- Entitled to GM's earnings in excess of dividends on the Dividend Shares
- Primary beneficiary of all return of capital programs at GM in excess of dividends on the Dividend Shares
- Appeal to value- and growth-focused investors

Ticker: GM

Allows investors to optimize their exposure to income and / or growth

(1) Reflects proposed ticker

Greenlight Capital, Inc.®

8

Our Proposed Shares

	The Dividend Shares	The Capital Appreciation Shares
Ticker	o **GMD**	o **GM**
Distribution Mechanism	o Tax-free distribution of one Dividend Share for every share of GM outstanding	o Holders continue to own their existing GM stock
Features	o Separate class of common stock entitled to declared dividends	o Separate class of common stock entitled to earnings in excess of declared dividends on Dividend Shares
Dividends	o $1.52 per share, the same as GM's current dividend	o Permitted, but not expected
Share Repurchases	o Permitted, but not expected	o Primary beneficiary of repurchases once all declared dividends have been paid on Dividend Shares
Voting	o Each share has one-tenth of a vote o Separate class vote for any change of control transaction	o Each share has one vote on all matters
Likely Owners	o Income-focused investors	o Value- and growth-focused investors
Valuation	o Yield-based o A likely yield of 7% – 9%	o P/E and EPS growth o Potential for increased EPS growth rate driven by repurchases
Expected Value	o $17 – $22 / share	o $26 – $38 / share

Combined Expected Value of $43 – $60 / share

Greenlight Capital, Inc.®

9

Valuing the Dividend Shares

- We believe our solution will lead to GM being more fairly valued in the capital markets
  - The Dividend Shares will be attractive to yield-oriented investors
    - Our work indicates that they will trade with a 7% - 9% yield

Assumed Yield on Dividend Shares	**9.0%**	**8.0%**	**7.0%**
Implied Multiple	*11.1x*	*12.5x*	*14.3x*
Dividends Per Share (GM's Current Dividend)	$1.52	$1.52	$1.52
Value Per Dividend Share	**$16.89**	**$19.00**	**$21.71**

Greenlight Capital, Inc.®

10

Valuing the Capital Appreciation Shares

- The Capital Appreciation Shares will be attractive to value- and growth-focused investors
  - We believe they will be valued based on a P/E multiple, and we value them conservatively at the current depressed P/E multiple
  - But multiple expansion should occur because planned buybacks would buy more Capital Appreciation Shares than today's common stock due to a reduced absolute share price
    - A more effective buyback will accelerate EPS growth, resulting in a higher P/E

Assumed P/E Multiple on Capital Appreciation Shares	**5.6x[1]**	**7.0x**	**8.0x**
2017E EPS[2]	$6.25	$6.25	$6.25
Less: Dividends Paid to Dividend Shares	($1.52)	($1.52)	($1.52)
2017E Earnings Attributable to Capital Appreciation Shares	$4.73	$4.73	$4.73
Implied Value Per Capital Appreciation Share	**$26.27**	**$33.11**	**$37.84**

(1) GM's Current 2017E P/E multiple
(2) Based on midpoint of management 2017 EPS guidance of $6.25 per share

Greenlight Capital, Inc.©
11

Valuing the Two Classes

- The combined value of the Dividend Shares and the Capital Appreciation Shares leads to significant price appreciation compared to the current share price of $34.71[1]

	Low Range	Mid Range	High Range
Implied Value Per Dividend Share	$16.89	$19.00	$21.71
Implied Value Per Capital Appreciation Share	$26.27	$33.11	$37.84
Total Value Delivered to Each GM Shareholder	**$43.16**	**$52.11**	**$59.55**
% Premium / (Discount) to Current Share Price [1]	*24%*	*50%*	*72%*

Our plan will deliver upside of 24% to 72%

(1) As of March 27, 2017

Greenlight Capital, Inc.®

12

Benefits

- Our plan does not affect GM's corporate strategy and will improve its financial flexibility
  - We are not advocating for any change to GM's capital allocation policy, including capital devoted to balance sheet cash, dividends or share repurchases
  - We believe our solution will lower GM's cost of capital and improve its access to capital
  - Simultaneously, our solution will enhance value for shareholders and attract new investors to GM's common stock

Our plan will unlock between $13 billion and $38 billion of shareholder value through appropriate valuation of GM's dividend and earnings potential

Greenlight Capital, Inc.®
13

Expected Impact of Our Plan

For GM

Criteria	Change?
Strategic Flexibility	+
Optimizes Cost of Capital	+
Access to Capital	+
Default Risk	≈
Credit Rating	≈
Balance Sheet Risk	≈

For Shareholders

Criteria	Change?
Alignment with Investment Objectives	+
Valuation	+
Attract New Investors	+
Liquidity	≈
Tax Efficiency	≈

Greenlight Capital, Inc.®

14

Exhibit 3

Greenlight Capital, Inc. (“Greenlight Inc.”), Greenlight Capital, L.P. (“Greenlight Fund”), DME Advisors, LP (“Advisors”), DME Capital Management, LP (“DME CM”), DME Advisors GP, LLC (“Advisors GP”), Greenlight Capital Qualified, LP (“Qualified”), Greenlight Capital (Gold), LP (“Gold”), Greenlight Capital Offshore Partners (“Offshore”), Greenlight Capital Offshore Master (Gold), Ltd. (“Gold Offshore”), Greenlight Masters Partners (“Masters Partners”), Greenlight Masters, LLC (“Masters LLC”), David Einhorn (“Mr. Einhorn”), and additional persons nominated by Greenlight Capital, L.P. to stand for election at the 2017 annual meeting of shareholders of General Motors Company (the “Nominees,” and, collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of General Motors Company (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

INFORMATION ABOUT THE PARTICIPANTS’ INTERESTS BY SECURITY HOLDINGS

The Participants in this solicitation of proxies from shareholders of General Motors Company (the “Company”) in connection with the Company’s 2017 annual meeting of shareholders are (i) Greenlight Inc., (ii) Greenlight Fund, (iii) Advisors, (iv) DME CM, (v) Advisors GP, (vi) Qualified, (vii) Gold, (viii) Offshore, (ix) Gold Offshore, (x) Masters Partners, (xi) Masters LLC, (xii) Mr. Einhorn and (xiii) the Nominees.

The Participants may be deemed to “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) an aggregate of 74,400,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company (including 19,645,000 shares of Common Stock underlying call options (the “Options”)), of which: (a) 2,373,829 shares of Common Stock are held through Greenlight Fund (including 559,000 shares of Common Stock underlying Options and 1,000 shares of Common Stock held of record by the Fund), (b) 26,579,601 shares of Common Stock are held through Offshore (including 6,316,000 shares of Common Stock underlying Options), (c) 13,396,968 shares of Common Stock are held through Qualified (including 3,178,000 shares of Common Stock underlying Options), (d) 42,350,398 shares of Common Stock (including 10,053,000 shares of Common Stock underlying Options) may be deemed to be beneficially owned by Greenlight Inc. by virtue of its beneficial ownership of shares held by Greenlight Fund, Offshore, and Qualified, to which Greenlight Inc. serves as investment manager, (e) 10,451,700 shares of Common Stock (including 4,515,000 shares of Common Stock underlying Options) may be deemed to be beneficially owned by Advisors by virtue of its beneficial ownership of shares held in a managed account, (f) 10,475,834 shares of Common Stock are held through Gold (including 2,496,000 shares of Common Stock underlying Options), (g) 10,851,868 shares of Common Stock are held through Gold Offshore (including 2,581,000 shares of Common Stock underlying Options), (h) 21,327,702 shares of Common Stock (including 5,077,000 shares of Common Stock underlying Options) may be deemed to be beneficially owned by DME CM by virtue of its beneficial ownership of shares held by Gold and Gold Offshore, to which DME CM serves as investment manager, (i) 31,779,402 shares of Common Stock (including 9,592,000 shares of Common Stock underlying Options) may be deemed to be beneficially owned by Advisors GP by virtue of being the general partner of Advisors and DME CM, (j) 270,200 shares of Common Stock are held through Masters Partners, (k) 270,200 shares of Common Stock may be deemed to be beneficially owned by Masters LLC by virtue of its beneficial ownership of shares held in Masters Partners, to which Masters LLC serves as investment manager, (l) 74,400,000 shares of Common Stock (including 19,645,000 shares of Common Stock underlying Options) may be deemed to be beneficially owned by Mr. Einhorn by virtue of his status as principal of Greenlight Inc., Advisors, DME CM, Advisors GP and Masters LLC.